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                                                                       EXHIBIT 3

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION UNDER THE ACT OR EXEMPTION THEREFROM.

                                 PROMISSORY NOTE

U.S. $1,000,000                                                     New York, NY
                                                                November 9, 1999

            FOR VALUE RECEIVED, SKYNET HOLDINGS, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of LANCER PARTNERS, L.P., a Delaware limited partnership, with an address at 475 Steamboat Road, Greenwich, Connecticut 06830 (the "Lender"), the principal sum of One Million Dollars (U.S. $1,000,000) on February 9, 2001, together with interest as provided herein. This Promissory Note is executed and delivered by Borrower pursuant to the provisions of that certain Loan Agreement dated November 9, 1999 between the Borrower and the Lender (as it may hereafter be amended, restated, modified or supplemented from time to time, the "Loan Agreement"). All capitalized terms used herein shall, unless otherwise defined herein, have the same meanings given to such terms in the Loan Agreement.

            The Borrower shall pay interest on the unpaid principal balance hereof at the rate of ten percent (10%) per annum, subject to the provisions of Section 2.4(b) of the Loan Agreement, at the times and in the manner provided in the Loan Agreement. Upon the occurrence and during the continuation of an Event of Default, Lender shall have the right to accelerate payment of the entire unpaid principal and accrued interest due hereunder and the Borrower shall pay interest on the entire principal amount of the Loan then outstanding evidenced by this Note at a rate per annum (based on a year of 360 days and actual days elapsed) equal to twelve percent (12%) per annum. Such interest rate will accrue before and after any judgment has been entered. All payments of both principal and interest shall be made without [??] counterclaim or other deduction of any nature to the Lender as provided in the Loan Agreement, in lawful money of the United States of America in immediately available funds. Except as otherwise provided in the Loan Agreement, the Borrower waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note and the Loan Agreement.

            Any or all of the outstanding principal amount due hereunder and accrued interest thereon is subject to voluntary and mandatory prepayment as set forth in Section 2.3 of the Loan Agreement.

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            The entire principal amount due hereunder shall be paid on the
Maturity Date or earlier acceleration or repayment hereof. If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

            This Promissory Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement and other Loan Documents, including the representations, warranties, covenants and conditions contained therein. The Loan Agreement, among other things, contains provisions for prepayment in full or in part and for acceleration of the maturity hereof upon the happening of certain stated events prior to maturity upon the terms and conditions therein specified.

            The principal amount of, and all accrued and unpaid interest thereon, is convertible at the option of the Lender into Common Stock of the Borrower on the terms and subject to the conditions set forth in Section 2.8 of the Loan Agreement.

            This Note shall bind the Borrower and its successors and assigns, and the benefits hereof shall inure to the benefit of the Lender and its successors and assigns. All references herein to the "Borrower" and the "Lender" shall be deemed to apply to the Borrower and the Lender, respectively, and their respective successors and assigns.

            This Note and any other documents delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall for all purposes be governed by and construed and enforced in accordance with the Internal laws of the State of Delaware without giving effect to its conflicts of law principles.

            IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has executed this Promissory Note as of the date first written above with the intention that this Promissory Note shall constitute a sealed instrument.

                                                SKYNET HOLDINGS, INC.

                                                By: /s/ Byron Hogue
                                                   ----------------------------
                                                   Byron Hogue
                                                   Chief Executive Officer

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